EXHIBIT 99.1
Press Release
For Immediate Release
Contacts: Courtney Guertin, Public Relations Specialist
401-457-9501
courtney.guertin@lintv.com
Bart W. Catalane, Chief Financial Officer
401-457-9510
bart.catalane@lintv.com
LIN TV Corp. Announces Third Quarter 2007 Operating Results
PROVIDENCE, RI, November 1, 2007 — LIN TV Corp. (NYSE: TVL) today reported results for the third quarter ended September 30, 2007. These results reflect the classification of the operations of Banks Broadcasting, Inc. and the Puerto Rico stations as discontinued operations for all periods presented.
Operating income for the three months ended September 30, 2007 was $18.3 million, compared to $23.1 million for the same period in 2006. Income from continuing operations for the three months ended September 30, 2007 was $2.6 million, compared to $3.7 million in the third quarter of 2006. Decreases in operating income and income from continuing operations were primarily driven by lower political advertising in the current off-election year. The third quarter 2007 operating summary is as follows:

	Three months ended
	September 30,		Increase /
	2007	2006	(Decrease)
Net revenues	$93,740	$102,398	$(8,658)	-8%
Total operating costs and expenses	75,403	79,340	(3,937)	-5%

Operating income	18,337	23,058	(4,721)	-20%

Income from continuing operations, net of provision for income taxes	2,558	3,704	(1,146)	-31%

(Loss) income from discontinued operations, net of provision for (benefit from) income taxes	(324)	149	(473)	N/M

Loss from the sale of discontinued operations, net of benefit from income taxes	(501)	—	(501)	N/A

Net income	$1,733	$3,853	$(2,120)	-55%

Diluted income per share	$0.03	$0.08	$(0.05)	N/M
“Despite the tough comparison with record 2006 political advertising and a persistent challenge in the automotive advertising area, our stations continued to drive local new business development efforts and gain important cost efficiencies during the quarter,” said Vincent L. Sadusky, president and chief executive officer of LIN TV. “We also made strong progress this quarter to strategically advance our Internet initiatives and launch a number of exciting new interactive products. We continue to believe we have the right infrastructure, content and sales teams in place to position ourselves well for the remainder of the year and into 2008.”
Third Quarter 2007 Compared to 2006
Net revenues for the three months ended September 30, 2007 decreased 8% to $93.7 million, compared to $102.4 million for the same period in 2006. The decrease was primarily due to substantially lower political advertising in the current off-election year period, and was partially offset by revenue increases related to the acquisition of KASA-TV, the Company’s FOX affiliate in

Albuquerque and from continued growth in digital revenues. Digital revenues, which include Internet-only and retransmission consent fees, were $4.3 million for the third quarter of 2007, representing an increase of 134% compared to the third quarter of 2006. On a pro-forma or same-station basis, as if the KASA-TV acquisition had occurred at January 1, 2006, net revenues decreased by $11.9 million, or 11%, for the third quarter of 2007 compared to the third quarter of 2006. This pro forma decrease was again primarily driven by lower political advertising revenues in the off-election year, which were down by approximately $14.3 million, or 92%, on a net revenue basis in the third quarter of 2007.
Total operating expenses for the three months ended September 30, 2007 decreased 5% to $75.4 million, compared to $79.3 million for the same period in 2006. The decrease was primarily due to discretionary cost savings in the areas of personnel, benefits costs and promotion. These cost reductions were partially offset by increased operating expenses for the three months ended September 30, 2007 due to the acquisition of KASA-TV and the inclusion of its operations in the Company’s consolidated operating results beginning in September 2006. On a pro-forma or same-station basis, as if the KASA-TV acquisition had occurred on January 1, 2006, total operating expenses decreased by $6.9 million or 8% for the third quarter of 2007 compared to the prior year period. This pro forma decrease was again primarily due to savings in personnel and promotion expenses plus the impact of reduced depreciation and amortization expense.
Operating income for the three months ended September 30, 2007 was $18.3 million, compared to operating income of $23.1 million for the same period in 2006. Net income for the three months ended September 30, 2007 was $1.7 million, compared to net income of $3.9 million for the same period last year. Diluted earnings per share for the third quarter ended September 30, 2007 were $0.03, compared to $0.08 for the same period in 2006.

Operating Highlights
TV Station Ratings and Revenue
•	According to Nielsen, the Company’s stations ranked #1 or #2 from weekdays sign-on to sign-off in 83% of its markets. Most of the Company’s CBS, NBC, ABC and FOX stations were once again ranked number one for adults 18-49 and adults 25-54. The Nielsen data also showed that the Company’s stations outperform their national networks in the category of “household share” on an average of 50%.
•	Local advertising revenues, excluding political advertising revenues, increased by 4% in the third quarter of 2007 and 5% for the nine months ended September 30, 2007, compared to the same periods in 2006. The acquisition of KASA-TV and the Company’s focus on integrated media and new business development efforts at all of the Company’s stations contributed to these results. On a pro forma basis, as if the KASA-TV acquisition had occurred on January 1, 2006, local advertising revenues increased 1% for the third quarter of 2007 versus the same period last year. Local advertising revenues represented 64% of total advertising revenues for the third quarter of 2007.
•	National advertising revenues, excluding political advertising revenues, decreased by 1% for the third quarter of 2007, compared to the same period in 2006. The decrease in national time sales was due in large part to lower spending by automotive advertisers compared to the same period last year. On a pro forma basis, as if the KASA-TV acquisition had occurred on January 1, 2006, national advertising revenues decreased by 5% for the third quarter of 2007 versus the same period last year. National advertising revenues represented 35% of total advertising revenues for the third quarter of 2007.
•	The Company’s political advertising revenues were $1.3 million for the third quarter of 2007, compared to $15.5 million in the same period last year. Political advertising revenues represented 1% of total advertising revenues for the third quarter of 2007.
Digital and Interactive Initiatives
•	LIN TV announced that it entered into an agreement to sell 31 700MHz licenses to Aloha Partners, L.P. for $32.5 million in cash. The closing, which is expected to occur in the fourth quarter of 2007, is contingent upon final approval of the FCC. The licenses were purchased at two FCC auctions in 2002 and 2003 for a total of $6.3 million.
•	During the third quarter of 2007, the Company reached agreements with several cable operators for the retransmission services of its broadcast stations for both analog and high-definition channels. The agreements enable current and new viewers to watch award-winning news, sports and entertainment programs in high-definition from the Company’s affiliated stations.
•	Internet-only revenues increased by 58% versus the third quarter of 2006. The Company has completely redesigned all of its websites and currently has 29 state-of-the-art live sites and plans to launch many more sites during the next six months. New Internet products in development include search optimization tools; political micro-sites; hyper-local high school football websites; local automotive classified advertising services, and other community driven, hyper-local micro-sites.
•	Total page views for the Company’s stations’ websites were 99 million in the third quarter of 2007, compared to 76 million in the third quarter of 2006, representing a 31% increase. Total page views do not include video impressions or 3rd party site traffic since those metrics did not exist in most of the Company’s markets in 2006. The Company attributes this traffic growth to new initiatives, partnerships and web products that are innovative, user-friendly and populated with breaking news and rich-media content from its market-leading news and entertainment focused TV stations.

Other
•	The Company has owned preferred stock that represents a 50% non-voting interest in Banks Broadcasting, Inc. since 1999 and in accordance with the requirements of FIN46R has consolidated the financial results of Banks Broadcasting since the second quarter of 2004. Banks Broadcasting sold the assets of KSCW-TV in Wichita, Kansas on July 19, 2007. In addition, Banks Broadcasting is actively pursuing the sale of its remaining station, KNIN-TV in Boise, Idaho. LIN TV has therefore classified all operations of Banks Broadcasting, Inc. as discontinued operations.
Key Balance Sheet and Cash Flow Items
Total debt outstanding on September 30, 2007 was $866.4 million. Cash and cash equivalent balances at September 30, 2007 were $32.7 million. The Company repaid $15.0 million of its term loan balances from excess cash during the quarter ended September 30, 2007. The Company’s revolving credit facility balance also remained at zero as of September 30, 2007 and there continues to be $275.0 million available for borrowing under that facility. Consolidated leverage, as defined in the Company’s credit agreement, was approximately 6.0x as of September 30, 2007 and December 31, 2006. Other components of cash flow for the third quarter of 2007 were capital expenditures of $4.9 million and program payments of $7.0 million.
Business Outlook
As noted above, the results presented in this release, including all of the amounts discussed in this Business Outlook section reflect the classification of the operations of Banks Broadcasting, Inc. and the Puerto Rico stations as discontinued operations for all periods presented. The Company has provided historical quarterly financial information for its continuing operations on its website. Interested parties should go to http://www.lintv.com and in the “Investor Relations” section, click on “Financial Reports & Releases” and “Supplemental Financial Data”.
Based on current sales order pacings and the anticipated impact of lower political advertising in the current off-election year, the Company expects that fourth quarter 2007 net revenues will decrease in the range of 15% to 17% (or $19.4 million to $21.4 million), compared to reported net revenues of $127.7 million for the fourth quarter of 2006. This decline is primarily driven by the impact of lower political revenues in the off-election year, which are expected to decrease in the range of $28.1 million to $28.8 million on a net revenue basis for the fourth quarter of 2007, as compared to actual net political revenues of $30.3 million for the same period in 2006.
Due to current year cost saving programs and the impact of the prior year’s restructuring efficiencies, the Company expects that its station direct operating and SG&A expenses, excluding non-cash stock-based compensation expense, will decrease in the range of 7% to 9% for the fourth quarter of 2007, as compared to fourth quarter 2006 actual expenses.
The Company’s current outlook for revenues, expenses and cash flow items for the fourth quarter of 2007 and the full 2007 year are anticipated to be in the following ranges:

Fourth Quarter
	2007	2007 Year
Net advertising revenues	$97.9 to $99.0 million	$363.5 to $364.6 million
Net digital revenues	$4.4 to $4.8 million	$14.5 to $14.9 million
Network compensation	$0.9 to $1.0 million	$3.6 to $3.7 million
Other revenue	$0.9 to $1.1 million	$3.6 to $3.8 million
Barter revenue	$2.2 to $2.4 million	$8.4 to $8.6 million
Total net revenues	$106.3 to $108.3 million	$393.6 to $395.6 million
Direct operating and SG&A expenses(1)	$57.0 to $59.0 million	$227.5 to $229.5 million
Amortization of program rights	$6.3 to $6.9 million	$24.8 to $25.4 million
Cash payments for programming	$6.8 to $7.2 million	$27.6 to $28.0 million
Corporate expense(2)	$5.0 to $6.0 million	$21.4 to $22.4 million
Depreciation and amortization of intangibles	$8.5 to $9.5 million	$33.2 to $34.2 million
Capital expenditures	$14.9 to $16.9 million	$24.0 to $26.0 million
Cash interest expense and principal amortization	$20.0 to $20.5 million	$62.7 to $63.2 million
Cash taxes	$0.2 to $0.3 million	$0.5 to $0.6 million
Effective tax rate	40.0% to 45.0%	40.0% to 45.0%
Distributions from equity investments	$0.3 to $0.4 million	$3.1 to $3.2 million

(1)	Direct operating and SG&A expenses include approximately $0.3 to $0.5 million for fourth quarter 2007 and $1.8 to $2.0 million for full year 2007 of non-cash stock-based compensation expense.

(2)	Corporate expense includes approximately $0.8 million to $1.0 million for fourth quarter 2007 and $3.8 to $4.0 million for full year 2007 of non-cash stock-based compensation expense.
LIN TV advises that all of the information and factors described above are subject to risk (see the “Forward Looking Statements” heading below) and could therefore individually or collectively cause actual results to differ materially from those projected above.
Conference Call
LIN TV will hold a conference call to discuss its third quarter 2007 results today, Thursday, November 1, 2007, at 8:30 AM Eastern Time. To participate in the call, please call 1-877-795-3649 (U.S. callers) or 1-719-325-4813 (international callers) at least 10 minutes prior to the scheduled start of the call and use the passcode 2421187. The conference call will also be webcast simultaneously from LIN TV Corp.’s website, http://www.lintv.com, and can be accessed there through a link on the home page (under the “Latest News” section).
For those unavailable to participate in the live teleconference, a replay can be accessed via the Investor Relations section of www.lintv.com or by dialing 1-888-203-1112 and entering the same pass code as above. The telephone replay will be available through November 18, 2007.

Access to Non-GAAP Performance Measures and Other Supplemental Financial Data
The Company reports and discusses its operating results using financial measures consistent with generally accepted accounting principles (GAAP) and believes this should be the primary basis for evaluating its performance. Non-GAAP measures such as Broadcast Cash Flow (BCF), Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) and Free Cash Flow (FCF) should not be viewed as alternatives or substitutes for GAAP reporting. However, BCF, Adjusted EBITDA and FCF are common supplemental measures of performance used by investors, lenders, rating agencies and financial analysts. As a result, these non-GAAP measures can provide certain additional insight about the market value of the Company and its stations; the Company’s ability to fund acquisitions, investments and working capital needs; the Company’s ability to service its debt; the Company’s performance versus other peer companies in its industry; and other operating performance trends for its business. The Company makes available reconciliations of its operating income (loss), a GAAP reporting measure, to BCF, Adjusted EBITDA and FCF on the Company’s website. In addition, the Company provides additional information on its website, at the same location, regarding historical revenue by source, pro forma income statement information and certain other components of cash flow. Interested parties should go to http://www.lintv.com and in the “Investor Relations” section, click on “Financial Reports & Releases”, then “Quarterly and Other Reports”, and then “Supplemental Financial Data”.
About LIN TV
LIN TV Corp., along with its subsidiaries (“LIN TV” or “the Company”), is one of the largest television station groups in the country. The Company creates and delivers superior local news and community stories, along with top-rated entertainment programming to 9% of U.S. television homes, reaching an average of 11.5 million households per week.
LIN TV has a strong, diversified station portfolio with 29 television stations and websites in 17 U.S. markets, located primarily in the top 75 designated market areas, according to Nielsen Media.
LIN TV has and continues to identify and implement innovative business strategies, including being an early adopter of digital television, in order to provide superior viewing quality to its customers. Financial information for the Company and overviews of its stations are available at www.lintv.com.
Forward-Looking Statements
The information discussed in this press release, particularly the section with the heading Business Outlook, includes forward-looking statements regarding future operating results within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. The Company based these forward-looking statements on its current assumptions, knowledge, estimates and projections about factors that could affect its future operations. Although LIN TV believes that its assumptions made in connection with the forward-looking statements are reasonable, no assurances can be given that those assumptions and expectations will prove to be correct. Statements in this press release that are forward-looking include, but are not limited to, statements regarding quarter and full year station time sales order pacings; local, national and political advertising growth; digital, network compensation, barter and other revenue growth; direct operating, SG&A, barter, amortization of program rights and corporate expense growth; and cash programming, capital expenditures, cash interest expense and principal amortization and cash tax payments. These forward-looking statements are subject to various risks, uncertainties and assumptions which may cause these expectations and assumptions not to occur or to differ materially from those outcomes projected in the forward-looking statements. Such risks and uncertainties include, but are not limited to, the potential deterioration of national and/or local economies; global or local events that could disrupt TV broadcasting; softening of the domestic advertising market; further consolidation of national and local advertisers; risks associated with acquisitions, including integration of acquired businesses; changes in TV viewing patterns, ratings and commercial viewing measurement; the execution and timing of retransmission consent agreements relating to digital revenues; increases in syndicated programming costs; changes in television network affiliation agreements; changes in government regulation; competition; seasonality and other risks discussed in the Company’s Annual Report on Form 10-K and other filings made with the Securities and Exchange Commission (which are available on the Company’s website, www.lintv.com, in the Investor Relations section, or at http://www.sec.gov), which discussions are incorporated in this release by reference. LIN TV undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, unless otherwise required to by applicable law.
— financial tables follow —

LIN TV Corp.
Condensed Consolidated Statements of Operations
(unaudited)

	Three months ended		Nine months ended
	September 30,		September 30,
	2007	2006	2007	2006
	(in thousands, except per share data)
Net revenues	$93,740	$102,398	$287,297	$292,815
Operating costs and expenses:
Direct operating (excluding depreciation of $6.9 million and $8.8 million for the three months ended September 30, 2007 and 2006, respectively, and $23.1 million and $27.1 million for the nine months ended September 30, 2007 and 2006, respectively)	28,889	27,983	86,042	82,627
Selling, general and administrative	27,050	30,410	84,489	88,361
Amortization of program rights	6,382	6,112	18,526	18,502
Corporate	5,848	6,075	16,383	24,331
Depreciation and amortization of intangible assets	7,399	8,760	24,757	27,771
Impairment of intangible assets and goodwill	—	—	—	318,071
Restructuring benefit	(165)	—	(74)	—
Total operating costs and expenses	75,403	79,340	230,123	559,663

Operating income (loss)	18,337	23,058	57,174	(266,848)

Other expense (income):
Interest expense, net	15,567	18,274	49,213	52,408
Share of income in equity investments	(420)	(696)	(1,172)	(1,705)
Gain on derivative instruments	(1,384)	(1,446)	(918)	(954)
Loss on extinguishment of debt	—	—	551	—
Other, net	839	(279)	1,276	4,652

Total other expense, net	14,602	15,853	48,950	54,401

Income (loss) from continuing operations before provision for (benefit from) income taxes	3,735	7,205	8,224	(321,249)
Provision for (benefit from) income taxes	1,177	3,501	3,155	(87,637)

Income (loss) from continuing operations	2,558	3,704	5,069	(233,612)
Discontinued operations:
(Loss) income from discontinued operations, net of provision for (benefit from) income taxes of $0.1 million and $0.0 million for the three months ended September 30, 2007 and 2006, respectively and $(0.3) million and $(1.0) million for the nine months ended September 30, 2007 and 2006, respectively	(324)	149	(1,256)	(11,211)
(Loss) gain from the sale of discontinued operations, net of benefit from income taxes of $0.4 million and $2.6 million for the three and nine months ended September 30, 2007, respectively	(501)	—	22,166	—

Net income (loss)	$1,733	$3,853	$25,979	$(244,823)

Basic income (loss) per common share:
Income (loss) from continuing operations, net of tax	$0.05	$0.08	$0.10	$(4.76)
Loss from discontinued operations, net of tax	(0.01)	—	(0.03)	(0.23)
(Loss) gain from the sale of discontinued operations, net of tax	(0.01)	—	0.45	—

Net income (loss)	$0.03	$0.08	$0.53	$(4.99)

Diluted income (loss) per common share:
Income (loss) from continuing operations, net of tax	$0.05	$0.08	$0.11	$(4.76)
Loss from discontinued operations, net of tax	(0.01)	—	(0.02)	(0.23)
(Loss) gain from the sale of discontinued operations, net of tax	(0.01)	—	0.40	—

Net income (loss)	$0.03	$0.08	$0.49	$(4.99)

Weighted — average number of common shares outstanding used in calculating basic income (loss) per common share:
Basic	49,687	48,944	49,300	49,049
Diluted	51,232	48,999	54,792	49,049

LIN TV CORP.
Unaudited Consolidated Selected Balance Sheet Data
(in thousands)

	September 30,	December 31,
	2007	2006
Cash and cash equivalents	$32,677	$6,085
Other current assets	98,100	131,854
Total long term assets	1,850,091	1,987,907

Total assets	$1,980,868	$2,125,846

Current portion of long-term debt	$28,500	$10,313
Other current liabilities	62,068	94,034
Long-term debt, excluding current portion	837,873	936,485
Other long-term liabilities	420,844	486,262

Total liabilities	1,349,285	1,527,094

Preferred stock of consolidated affiliate	9,735	10,031

Total stockholders’ equity	621,848	588,721

Total liabilities, preferred stock and stockholders’ equity	$1,980,868	$2,125,846

Unaudited Consolidated Selected Statements of Cash Flow Data
(in thousands)

	Nine months ended September 30,
	2007	2006
Net cash flow provided by (used in) operating activities:
Continuing Operations	$41,519	$48,790
Discontinued Operations	(14,342)	5,441
Net cash flow provided by (used in) investing activities	76,643	(13,570)
Net cash flow used in financing activities	(83,472)	(32,802)

Net increase in cash and cash equivalents	20,348	7,859
Cash and cash equivalents at the beginning of the period	12,329	11,135

Cash and cash equivalents at the end of the period	32,677	18,994
Less cash and cash equivalents from discontinued operations, end of the period	—	6,292

Cash and cash equivalents from continuing operations, end of the period	$32,677	$12,702

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LIN TV CORP.
Unaudited Consolidated Selected Balance Sheet Data
(in thousands)

	September 30,	December 31,
	2007	2006
Cash and cash equivalents	$32,677	$6,085
Other current assets	98,100	131,854
Total long term assets	1,850,091	1,987,907

Total assets	$1,980,868	$2,125,846

Current portion of long-term debt	$28,500	$10,313
Other current liabilities	62,068	94,034
Long-term debt, excluding current portion	837,873	936,485
Other long-term liabilities	420,844	486,262

Total liabilities	1,349,285	1,527,094

Preferred stock of consolidated affiliate	9,735	10,031

Total stockholders’ equity	621,848	588,721

Total liabilities, preferred stock and stockholders’ equity	$1,980,868	$2,125,846

Unaudited Consolidated Selected Statements of Cash Flow Data
(in thousands)

	Nine months ended September 30,
	2007	2006
Net cash flow provided by (used in) operating activities:
Continuing Operations	$41,519	$48,790
Discontinued Operations	(14,342)	5,441
Net cash flow provided by (used in) investing activities	76,643	(13,570)
Net cash flow used in financing activities	(83,472)	(32,802)

Net increase in cash and cash equivalents	20,348	7,859
Cash and cash equivalents at the beginning of the period	12,329	11,135

Cash and cash equivalents at the end of the period	32,677	18,994
Less cash and cash equivalents from discontinued operations, end of the period	—	6,292

Cash and cash equivalents from continuing operations, end of the period	$32,677	$12,702

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